Exhibit (k)(2)

ADMINISTRATION AGREEMENT

This ADMINISTRATION AGREEMENT (this “Agreement”) is made as of September 27, 2022 by and between MassMutual Private Equity Funds Subsidiary LLC, a Delaware limited liability company (the “Fund”), and Barings LLC, a Delaware limited liability company (the “Administrator”).

WITNESSETH:

WHEREAS, the Fund desires to retain the Administrator to provide administrative services in the manner and on the terms hereinafter set forth for the Fund; and

WHEREAS, the Administrator is willing to provide administrative services to the Fund on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator hereby agree as follows:

1.	Duties of the Administrator.

(a)          Employment of Administrator. The Fund hereby employs the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the managers of the Fund (the “Board”), for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses as provided for below. The Administrator and any such other persons providing services arranged for by the Administrator shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b)          Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, bookkeeping and record keeping services at such office facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall perform fund accounting services for the Fund as set forth in Exhibit A: Fund Accounting Functions. The Administrator shall also, on behalf of the Fund and subject to the Board’s approval, arrange for the services of, and oversee, custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board regarding its performance of the obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator shall be responsible for the financial and other records that the Fund is required to maintain and shall prepare all reports and other materials required to be filed with the Securities and Exchange Commission (the “SEC”) or any other regulatory authority, including, but not limited to, annual and semi-annual reports to shareholders and amendments to its registration statements (on Form N-2 or any successor form). In addition, the Administrator will assist the Fund in determining and publishing the Fund’s net asset value, overseeing the preparation and filing of the Fund’s tax returns, and the printing and dissemination of reports to stockholders of the Fund, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others. Additionally, the Administrator will, for the Fund, determine the monthly pricing of the portfolio investments, including securities that are fair valued, and the computation of the net asset value and the net income of the Fund in accordance with the Prospectus, resolutions of the Fund’s Board, and the valuation procedures of the Fund as in effect from time to time. The Administrator may rely in good faith upon information prepared by or furnished to it or the Fund by any accounting or sub-accounting agent, and broker, dealer, sub-adviser or pricing or valuation service, or other usual or customary source of financial, accounting, or valuation information, and the Administrator shall not be responsible for any loss occasioned by or resulting directly or indirectly from such reliance.

(c)          Sub-Administrators. The Administrator may engage one or more administrators (each, a “Sub-Administrator”) to act as sub-administrators to provide the Fund certain administrative services set forth in Section 1(b) of this Agreement, all as shall be set forth in a written contract (each, a “Sub-Administration Agreement”) to which the Administrator shall be a party.

2.	Records.

The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator hereunder and, if required by any applicable statutes, rules and regulations, including without limitation, the 1940 Act, will maintain and keep such books, accounts and records in accordance with such statutes, rules and regulations. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records that it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality.

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto, including all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 Stat. 1138), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party, except that such confidential information may be disclosed to an affiliate or agent of the disclosing party to be used for the sole purpose of providing the services set forth herein. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is requested by or required to be disclosed to any governmental or regulatory authority, including in connection with any required regulatory filings or examinations, by judicial or administrative process or otherwise by applicable law or regulation. Notwithstanding the foregoing, the Fund hereby consents and authorizes the Administrator and its affiliates to use and disclose confidential information relating to the Fund in connection with (a) the preparation of performance information relating to the Fund and (b) in connection with any contemplated sale of the outstanding equity or assets of the Adviser (defined below), Administrator, or any person who may be deemed to “control” either of the Adviser or the Administrator, in each case within the meaning of the 1940 Act.

4.	Compensation; Allocation of Costs and Expenses.

(a)          Reimbursement. The Administrator shall pay all of its own expenses incurred in performing its obligations under this Agreement, but shall not be responsible for paying any expenses of the Fund. The Administrator will make available, without expense to the Fund, the services of such of its (or its affiliates’) directors, officers, and employees as may duly be elected managers or officers of the Fund, subject to their individual consent to serve and to any limitations imposed by law. The Administrator will pay the compensation of such of its (or its affiliates’) directors, officers, and employees as may duly be elected managers or officers of the Fund. The Administrator will not be required to pay any expenses of the Fund other than those specifically allocated to it in this Agreement. In particular, but without limiting the generality of the foregoing, the Administrator will not be required to pay:

(i)          the actual cost of goods and services used for the Fund and obtained by the Administrator from entities not affiliated with the Fund, which is reasonably allocated to the Fund on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles;

(ii)         all fees, costs and expenses associated with the engagement of a Sub-Administrator, if any; and

(iii)        costs associated with (a) the monitoring and preparation of regulatory reporting, including registration statements and amendments thereto, prospectus supplements, and tax reporting, (b) the coordination and oversight of service provider activities and the direct cost of such contractual matters related thereto and (c) the preparation of all financial statements and the coordination and oversight of audits, regulatory inquiries, certifications and sub-certifications.

(b)          Allocation of Costs and Expenses. The Fund will bear all costs and expenses that are incurred in its operation and transactions and not specifically assumed by the Fund’s investment adviser (the “Adviser”), pursuant to that certain Investment Advisory Agreement, dated as of September 27, 2022, by and between the Fund and the Adviser (the “Advisory Agreement”).

(c)          Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund will compensate the Administrator as the Fund and the Administrator may from time to time agree, as set out on Exhibit B, as it may be amended from time to time.).

5.	Limitation on Indemnification.

The Administrator, its affiliates and their respective directors, officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with any of them shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Fund, and the Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator) (collectively, the “Indemnified Parties”), and hold them harmless from and against all damages, liabilities, costs, demands, charges, claims and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of any actions or omissions or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Fund. Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of fraud, willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

6.	Activities of the Administrator.

The services of the Administrator to the Fund are not to be deemed to be exclusive, and the Administrator and each other person providing services as arranged by the Administrator is free to render services to others. It is understood that managers, officers, employees and stockholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Fund as officers, directors, stockholders or otherwise.

7.	Duration and Termination of this Agreement.

(a)          This Agreement shall continue in effect for two years from the date hereof and thereafter continue automatically for successive annual periods.

(b)          This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board, or by the Administrator, upon 90 days’ written notice to the other party or by vote of majority of the outstanding voting securities of the Fund (as defined in the 1940 Act).

(c)          This Agreement may not be assigned by a party without the consent of the other party. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

8.	Amendments of this Agreement.

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties hereto.

9.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act, if any. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the 1940 Act, the latter shall control.

10.	Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

11.	Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

12.	Counterparts.

This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

MASSMUTUAL PRIVATE EQUITY FUNDS SUBSIDIARY LLC

By:	/s/ James Cochrane
Name:	James Cochrane
Title:	Chief Financial Officer

BARINGS LLC

By:	/s/ Mina Nazemi
Name:	Mina Nazemi
Title:	Managing Director

Exhibit A

Fund Accounting Functions

The Administrator shall have the following responsibilities pursuant to Section 1(b) of this Agreement:

1. Maintain the books and records of the Fund pursuant to applicable rules of the Investment Company Act of 1940, including the following:

(a) Journals containing an itemized daily record in detail of all purchases and sales of securities, including private equity investments, all receipts and disbursements of cash and all other debits and credits, as required;

(b) General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts as required;

(c) A monthly trial balance of all ledger accounts as required.

2. Monthly pricing of all portfolio investments incorporating general private equity pricing principles or other methods as may be approved by the Fund’s managers from time to time.

3. Daily posting of all income and expense accruals and reconciliation of general ledger balances and total shares outstanding.

4. Computation of the monthly net asset value as of the close of business of the New York Stock Exchange on the last business day of each calendar month on which the Exchange is open for business.

5. Reporting of the monthly net asset value and dividend distributions, when calculated, to the Fund’s transfer agent, the Fund and others as requested.

6. Calculation of dividends and capital gain distributions.

7. Routine monitoring of the Fund’s investments and providing prompt notice of any violations of the diversification requirements, investment restrictions or investment policies.

8. Calculation of yields and returns pursuant to SEC formulas, and any other performance calculations as required, and providing Fund prices and performance numbers to industry reporting services.

9. Routine monitoring of the Fund’s investments and providing prompt notice of any violations of the diversification requirements, investment restrictions or investment policies.

10. Preparing reports on expense limitations and net asset value analysis, as requested.

11. Maintain historical records of the Fund net asset values and dividend distributions.

12. Preparing Blue Sky filings.

13. Preparing audited annual and unaudited semi-annual reports including statement of investments, financial statements and footnotes.

14. Producing documents and responding to inquiries during SEC, IRS or other governmental audits, as required.

15. Providing the portfolio managers with cash availability based on security settlements, shareholder activity, maturities, and income collections for the Fund on each business day.

Exhibit B

Compensation

Entity	Fee
MassMutual Private Equity Funds Subsidiary LLC	0.00%